EXHIBIT 10.4

ARKANSAS BEST CORPORATION
RESTRICTED STOCK AWARD AGREEMENT
(Employee)

     This Restricted Stock Award Agreement (this “Agreement”) is dated as of this ___day of ___, 200___(the “Grant Date”), and is between Arkansas Best Corporation (the “Company”) and ___(“Participant”).

     WHEREAS, the Company, by action of the Board and approval of its shareholders established the Arkansas Best Corporation 2005 Ownership Incentive Plan (the “Plan”);

     WHEREAS, Participant is employed by the Company or a Subsidiary and the Company desires to encourage Participant to own Common Stock for the purposes stated in Section 1 of the Plan;

     WHEREAS, Participant and the Company have entered into this Agreement to govern the terms of the Restricted Stock Award (as defined below) granted to Participant by the Company.

     NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1.	Definitions

     Defined terms in the Plan shall have the same meaning in this Agreement, except where the context otherwise requires.

2.	Grant of shares of Restricted Stock

     On the Grant Date, the Company hereby grants to Participant an Award of ___shares of Restricted Stock (the “Award”) in accordance with Section 9 of the Plan and subject to the conditions set forth in this Agreement and the Plan (as amended from time to time). The Award represents the right to receive and retain up to the number of Shares set forth in the preceding sentence (as adjusted from time to time pursuant to Section 13 of the Plan) subject to the fulfillment of the vesting conditions set forth in this Agreement. By accepting the Award, Participant irrevocably agrees on behalf of Participant and Participant’s successors and permitted assigns to all of the terms and conditions of the Award as set forth in or pursuant to this Agreement and the Plan (as such Plan may be amended from time to time).

3.	Vesting; Payment

     (a) Participant’s rights in and to the Shares subject to the Award shall not be vested as of the Grant Date and shall be forfeitable unless and until otherwise vested pursuant to the terms of this Agreement. Provided that Participant remains continuously employed by Company or any Subsidiary through the fifth anniversary of the Grant Date (the “Vesting Date”), the

Award shall become vested with respect to 100% of the Shares subject to the Award on such Vesting Date. Shares that have vested and are no longer subject to forfeiture are referred to herein as “Vested Shares.” Shares of Restricted Stock that are not vested and remain subject to forfeiture are referred to herein as “Unvested Shares.”

     (b) The vesting period of the Award set forth in Paragraph 3(a) may be adjusted by the Committee to reflect the decreased level of employment during any period in which Participant is on an approved leave of absence or is employed on a less than full time basis. Notwithstanding anything to the contrary in this Paragraph 3, the Award shall be subject to earlier acceleration of vesting and/or forfeiture and transfer as provided in this Agreement and the Plan.

4.	Shareholder Status of Participant; Voting Rights

     From and after the Grant Date, Participant will be recorded as a shareholder of the Company with respect to the Shares subject to the Award (whether vested or unvested) and shall have voting rights with respect to such Shares unless and until any such Shares are forfeited or transferred back to the Company.

5.	Dividends

     From and after the Grant Date and unless and until the Shares are forfeited or otherwise transferred back to the Company, the Participant will be entitled to receive all dividends and other distributions paid with respect to the Shares subject to this Award. Dividends payable by the Company to its public stockholders in cash shall, with respect to any Unvested Shares, be paid in cash on or about the date such dividends are payable to public stockholders, subject to any applicable tax withholding requirements.

6.	Effect of Termination of Employment; Change in Control

     (a) General. Except as provided in Paragraphs 6(b), (c) or (d), upon a termination of Participant’s employment with the Company or any Subsidiary for any reason, the Unvested Shares shall be forfeited by Participant and cancelled and surrendered to the Company without payment of any consideration to Participant.

     (b) Death; Disability; Retirement. Upon a termination of Participant’s employment with the Company or any Subsidiary by reason of Participant’s death, Disability or Retirement (as defined below), all Unvested Shares shall vest as of the date of such termination of employment. For the purposes of this Agreement, the term “Disability” shall mean a condition under which Participant either (A) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (B) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. For purposes of this Agreement, the term “Retirement” shall mean Participant’s retirement from active employment by or service with the Company or any Subsidiary on or after age 65.

     (c) Early Retirement. Upon a termination of Participant’s employment with the Company or any Subsidiary by reason of Participant’s Early Retirement (as defined below) after the first anniversary of the Grant Date, a number of Unvested Shares equal to (i) the aggregate number of Shares subject to the Award multiplied by (ii) a ratio, (A) the numerator of which is equal to the number of full months between the Grant Date and the date of termination of employment and (B) the denominator of which is 60, shall vest as of the date of such termination of employment. A fractional Share shall be rounded up to the next whole Share. For purposes of this Agreement, the term “Early Retirement” shall mean Participant’s retirement from active employment by or service with the Company or any Subsidiary on or after age 55 or greater, so long as Participant has, as of the date of such retirement, at least 10 years of service with the Company or any Subsidiary.

     (d) Change in Control. Upon a termination of Participant’s employment with the Company or any Subsidiary by the Company or any Subsidiary without Cause (as defined below) or by Participant for Good Reason (as defined below), in either case, within the 24-month period immediately following a Change in Control, all Unvested Shares shall vest as of the date of such termination of employment. For purposes of this Agreement, the term “Cause” shall mean (i) Participant’s gross misconduct or fraud in the performance of Participant’s duties to the Company or any Subsidiary; (ii) Participant’s conviction or guilty plea or plea of nolo contendere with respect to any felony or act of moral turpitude; (iii) Participant’s engaging in any material act of theft or material misappropriation of Company property or (iv) Participant’s material breach of the Company’s Code of Conduct as such code may be revised from time to time. For purposes of this Agreement, the term “Good Reason” shall mean (i) any material and adverse diminution in Participant’s title, duties, or responsibilities; (ii) a reduction in Participant’s base salary or employee benefits (including reducing Participant’s level of participation or target bonus award opportunity in the Company’s incentive compensation plans) or (iii) a relocation of Participant’s principal place of employment of more than 50 miles without the prior consent of Participant.

7.	Section 83(b) Election for Restricted Stock Award; Independent Tax Advice

     Under Section 83(a) of the Code, Participant will be taxed on the Shares subject to this Award on the date such Shares vest and the forfeiture restrictions lapse as set forth in Paragraph 3 of this Agreement, based on their fair market value on such date, at ordinary income rates subject to payroll and withholding tax and tax reporting, as applicable. For this purpose, the term “forfeiture restrictions” means the right of the Company to receive back any Unvested Shares upon a termination of employment. Under Section 83(b) of the Code, Participant may elect to be taxed on the Shares on the Grant Date, based upon their fair market value on such date, at ordinary income rates subject to payroll and withholding tax and tax reporting, rather than when and as the Unvested Shares cease to be subject to the forfeiture restrictions. If Participant elects to accelerate the date on which he or she is taxed on the Shares under Section 83(b), an election (an “83(b) Election”) to such effect must be filed with the Internal Revenue Service within 30 days from the Grant Date of the Award and applicable withholding taxes must be paid to the Company at that time.

     There are significant risks associated with the decision to make an 83(b) Election. If the Participant makes an 83(b) Election and the Unvested Shares are subsequently forfeited to the

Company, the Participant will not be entitled to recover the taxes paid by claiming a deduction for the ordinary income previously recognized as a result of the 83(b) Election. If the Participant makes an 83(b) Election and the value of the Unvested Shares subsequently declines, the 83(b) Election may cause the Participant to recognize more compensation income than otherwise would have been the case. On the other hand, if the value of the Unvested Shares increases and the Participant has not made an 83(b) Election, Participant may recognize more compensation income than otherwise would have been the case.

     The foregoing is only a summary of the federal income tax laws that apply to the Shares under this Agreement and does not purport to be complete. The actual tax consequences of receiving or disposing of the Shares are complicated and depend, in part, on the Participant’s specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. THEREFORE, THE PARTICIPANT SHOULD SEEK INDEPENDENT ADVICE REGARDING THE APPLICABLE PROVISIONS OF THE FEDERAL TAX LAW AND THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY TO WHICH THE PARTICIPANT IS SUBJECT. By accepting this Agreement, Participant acknowledges and agrees that he or she has either consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the Shares in light of the Participant’s specific situation or has had the opportunity to consult with such a tax advisor and has chosen not to do so.

     If the Participant determines to make an 83(b) Election, it is the Participant’s responsibility to file such an election with the Internal Revenue Service within the 30 day period after the Grant Date, to deliver to the Company a signed copy of the 83(b) Election, to file an additional copy of such election form with the Participant’s federal income tax return for the calendar year in which the Grant Date occurs, and to pay applicable withholding taxes to the Company at the time that the 83(b) Election is filed with the IRS.

8.	Book Entry Registration of the Shares; Delivery of Shares

     The Company may at its election either (a) after the Grant Date, issue a certificate representing the Shares subject to the Award and place a legend on and stop transfer notice describing the restrictions on and forfeitability of such Shares, in which case the Company may retain such certificates unless and until the Shares represented by such certificate have vested and may cancel such certificate if and to the extent that the Shares are forfeited or otherwise required to be transferred back to the Company, or (b) not issue any certificate representing Shares subject to this Agreement and instead document Participant’s interest in the Shares by registering the Shares with the Company’s transfer agent (or another custodian selected by the Company) in book entry form in Participant’s name with the applicable restrictions noted in the book entry system, in which case no certificate(s) representing all or a part of the Shares will be issued unless and until the Shares become Vested Shares. The Company may provide a reasonable delay in the issuance or delivery of Vested Shares as it determines appropriate to address tax withholding and other administrative matters.

     9. Stop Transfer Notices

     The Company will not be required to (a) transfer on its books any Shares subject to the Award that have been sold or transferred in violation of the provisions of this Agreement or (b) treat as the owner of the Shares subject to the Award, or otherwise accord voting, dividend or liquidation rights to, any transferee to whom such Shares have been transferred in contravention of this Agreement.

10.	Withholding and Disposition of Shares

     (a) Generally. Participant is liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award. The Company does not make any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Award or the subsequent sale of Shares issuable pursuant to the Award. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate Participant’s tax liability.

     (b) Payment of Withholding Taxes. Prior to any event in connection with the Award (e.g., vesting or payment in respect of the Award) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation (the “Tax Withholding Obligation”), Participant is required to arrange for the satisfaction of the amount of such Tax Withholding Obligation in a manner acceptable to the Company.

          (i) By Withholding Shares. Unless Participant elects to satisfy the Tax Withholding Obligation by an alternative means in accordance with Paragraph 10(b)(ii), Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company to withhold on Participant’s behalf the number of Shares from those Shares issuable to Participant at the time when the Award becomes vested as the Company determines to be sufficient to satisfy the minimum statutory Tax Withholding Obligation.

          (ii) By Other Payment. At any time not less than five (5) business days before any Tax Withholding Obligation arises (e.g., a Vesting Date or 83(b) Election date), , Participant may notify the Company of Participant’s election to pay Participant’s Tax Withholding Obligation by wire transfer, cashier’s check or other means permitted by the Company. In such case, Participant shall satisfy his or her tax withholding obligation by paying to the Company on such date as it shall specify an amount that the Company determines is sufficient to satisfy the expected Tax Withholding Obligation by (i) wire transfer to such account as the Company may direct, (ii) delivery of a cashier’s check payable to the Company, Attn: General Counsel, at the address set forth in Paragraph 17(a), or such other address as the Company may from time to time direct, or (iii) such other means as the Company may establish or permit. Participant agrees and acknowledges that prior to the date the Tax Withholding Obligation arises, the Company will be required to estimate the amount of the Tax Withholding Obligation and accordingly may require the amount paid to the Company under this Paragraph 10(b)(ii) to be more than the minimum amount that may actually be due and that, if Participant has not delivered payment of a sufficient amount to the Company to satisfy the Tax Withholding Obligation (regardless of whether as a result of the Company underestimating the required payment or Participant failing to timely make the required payment), the additional Tax Withholding Obligation amounts shall be satisfied in the manner specified in Paragraph 10(b)(i).

11.	Excess Parachute Payments

     Notwithstanding anything in this Agreement to the contrary, if any of the payments in respect of this Award, together with any other payments to which Participant has the right to receive from the Company or any purchaser, successor, or assign, would constitute an “excess parachute payment” (as defined in Code Section 280G(b)(3)), the payments pursuant to the Award and/or such other plans or agreements shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Code Section 4999.

12.	Plan Controls

     The terms of this Agreement are governed by the terms of the Plan, as it exists on the Grant Date and as the Plan is amended from time to time. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise in this Agreement. The term “Section” generally refers to provisions within the Plan; provided, however, the term “Paragraph” shall refer to a provision of this Agreement.

13.	Limitation on Rights; No Right to Future Grants; Extraordinary Item

     By entering into this Agreement and accepting the Award, Participant acknowledges that: (a) Participant’s participation in the Plan is voluntary; (b) the value of the Award is an extraordinary item which is outside the scope of any employment contract with Participant; (c) the Award is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and Participant will not be entitled to compensation or damages as a consequence of Participant’s forfeiture as provided for in the Plan or this Agreement of any unvested portion of the Award as a result of Participant’s Termination of Service with the Company or any Subsidiary for any reason; and (d) in the event that Participant is not a direct employee of Company, the grant of the Award will not be interpreted to form an employment relationship with the Company or any Subsidiary and the grant of the Award will not be interpreted to form an employment contract with Participant’s employer, the Company or any Subsidiary. The Company shall be under no obligation whatsoever to advise Participant of the existence, maturity or termination of any of Participant’s rights hereunder and Participant shall be responsible for familiarizing himself or herself with all matters contained herein and in the Plan which may affect any of Participant’s rights or privileges hereunder.

14.	Committee Authority

     Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under the Plan, and any controversy that may arise under the Plan or this Agreement shall be determined by the Committee (including any Subcommittee or other person(s) to whom the Committee has delegated its authority) in its sole and absolute discretion. Such decision by the Committee shall be final and binding.

15.	Transfer Restrictions

     Any sale, transfer, assignment, encumbrance, pledge, hypothecation, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, whether voluntary or by operation of law, directly or indirectly, of Unvested Shares shall be strictly prohibited and void; provided, however, Participant may assign or transfer the Award to the extent permitted under the Plan, provided that the Award shall be subject to all the terms and condition of the Plan, this Agreement and any other terms required by the Committee as a condition to such transfer.

16.	Suspension or Termination of Award

     Pursuant to Section 16 of the Plan, if at any time prior to Participant’s receipt of Shares pursuant to the Award an Authorized Officer reasonably believes that Participant may have committed an Act of Misconduct (as defined below), the Authorized Officer, the Committee or the Board may suspend Participant’s rights to vest in any shares of Restricted Stock, and/or to receive payment for or receive Shares in settlement of Vested Shares pending a determination of whether an Act of Misconduct has been committed. In addition, pursuant to Section 16 of the Plan, if the Committee or an Authorized Officer determines Participant has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any Subsidiary, breach of fiduciary duty, violation of Company ethics policy or code of conduct, deliberate disregard of Company or Subsidiary rules, or if Participant makes an unauthorized disclosure of any Company or Subsidiary trade secret or confidential information, solicits any employee or service provider to leave the employ or cease providing services to the Company or any Subsidiary, breaches any intellectual property or assignment of inventions covenant, engages in any conduct constituting unfair competition, breaches any non-competition agreement, induces any Company or Subsidiary customer to breach a contract with the Company or any Subsidiary or to cease doing business with the Company or any Subsidiary, or induces any principal for whom the Company or any Subsidiary acts as agent to terminate such agency relationship (any of the foregoing acts, an “Act of Misconduct”), then except as otherwise provided by the Committee, (i) neither Participant nor Participant’s estate nor transferee will be entitled to vest in or have the restrictions on Unvested Shares lapse, or otherwise receive payment or Shares under in respect of Vested Shares and (ii) Participant will forfeit all undelivered (including deferred) Vested and Unvested Shares. In making such determination, the Committee or an Authorized Officer shall give Participant an opportunity to appear and present evidence on his or her behalf at a hearing before the Committee or an opportunity to submit written comments, documents, information and arguments to be considered by the Committee. Any dispute by Participant or other person as to the determination of the Committee must be resolved pursuant to Paragraph 17(j).

17.	General Provisions

     (a) Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and delivered in person or by mail (to the address set forth below if notice is being delivered to the Company) or electronically. Any notice delivered in person or by mail shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith. Any notice given by the Company to Participant directed to Participant at Participant’s address on file with the Company shall be effective to bind Participant and any other person who shall have acquired rights under this Agreement. The Company or Participant may change, by written notice to the other, the address previously specified for receiving notices. Notices delivered to the Company in person or by mail shall be addressed as follows:

Company:	Arkansas Best Corporation
Attn: General Counsel
P.O. Box 10048
Fort Smith, AR 72917-0048
Telecopier: (479) 785-6124

     (b) No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

     (c) Undertaking. Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either Participant or the Award pursuant to the express provisions of this Agreement.

     (d) Entire Contract. This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement is made pursuant to the provisions of the Plan and will in all respects be construed in conformity with the express terms and provisions of the Plan.

     (e) Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and Participant and Participant’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

     (f) Securities Law Compliance. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by Participant or other subsequent transfers by Participant of any Shares issued as a result of or under this Award, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Award and/or the Shares underlying the Award and (iii) restrictions as to the use of a specified brokerage firm or other agent for such resales or other transfers. Any sale of the Shares must also comply with other applicable laws and regulations governing the sale of such shares.

     (g) Information Confidential. As partial consideration for the granting of the Award, Participant agrees that he or she will keep confidential all information and knowledge that Participant has relating to the manner and amount of his or her participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to Participant’s spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan.

     (h) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and such consent shall remain in effect throughout Participant’s term of employment or service with the Company and thereafter until withdrawn in writing by Participant.

     (i) Governing Law. Except as may otherwise be provided in the Plan, the provisions of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law.

     (j) Arbitration of Disputes. Pursuant to Section 23 of the Plan, Participant hereby agrees as follows:

          (i) If Participant or Participant’s transferee wishes to challenge any action of the Committee, a Subcommittee or the Plan Administrator, the person may do so only by submitting to binding arbitration with respect to such decision. The review by the arbitrator will be limited to determining whether Participant or Participant’s transferee has proven that the Committee’s decision was arbitrary or capricious. This arbitration will be the sole and exclusive review permitted of the Committee’s decision. Participant explicitly waives any right to judicial review.

          (ii) Notice of demand for arbitration will be made in writing to the Committee within thirty (30) days after written notice to Participant of the applicable decision by the Committee. The arbitrator will be selected by mutual agreement of the Committee and Participant. If the Committee and Participant are unable to agree on an arbitrator, the arbitrator will be selected by the American Arbitration Association. The arbitrator, no matter how selected, must be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association. The arbitrator will administer and conduct the arbitration pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. Each side will bear its own fees and expenses, including its own attorney’s fees, and each side will bear one half of the arbitrator’s fees and expenses; provided, however, that the arbitrator will have the discretion to award the prevailing party its fees and expenses. The arbitrator will have no authority to award exemplary, punitive, special, indirect, consequential, or other extracontractual damages. The decision of the arbitrator on the issue(s) presented for arbitration will be final and conclusive and any court of competent jurisdiction may enforce it.

[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ARKANSAS BEST CORPORATION

By:

Name:
Title:

PARTICIPANT

[Participant]